Exhibit 4.52

STATEMENT OF SPOUSE

Name: Youlong Lai

ID Card Number: [Redacted]

This is to confirm that I, as the spouse of Xiaoyun Chen, hereby unconditionally and irrevocably represent to Shenzhen Zhongguan Agricultural Group Co., Ltd. and Agria Holdings (Shenzhen) Co., Ltd. that:

the equity interest held by Xiaoyun Chen in Shenzhen Shenzhen Zhongguan Agricultural Group Co., Ltd. and any dividends, bonuses or other distributions received by her in respect of the equity interest are the personal property of Xiaoyun Chen, and shall not be the husband-and-wife common property of Xiaoyun Chen and myself at any time.

Signature: /s/ Youlong Lai

Date: April 5, 2017

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